Exhibit 99.1

CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
THIRD QUARTER 2009 FINANCIAL RESULTS

New York, New York, October 28, 2009 - Genco Shipping & Trading Limited (NYSE:GNK) today reported its financial results for the three months ended September 30, 2009.

The following financial review discusses the results for the three months and nine months ended September 30, 2009 and September 30, 2008.

Third Quarter 2009 and Year-to-Date Highlights

•	Recorded net income of $34.3 million, or $1.10 basic and $1.09 diluted earnings per share for the third quarter;

•	Took delivery of the Genco Commodus and delivered the vessel to Morgan Stanley Capital Group Inc. for the commencement of a 23 to 25 month time charter at a rate of $36,000 per day;

•	Took delivery of the Genco Maximus and delivered the vessel to Cargill International S.A. for the commencement of a 3 to 5.5 month time charter at a rate of $31,750 per day; and

•	Signed short-term time charter agreements for three Panamax vessels, two Supramax vessels and two Handymax vessels.

Financial Review: 2009 Third Quarter

The Company recorded net income for the third quarter of 2009 of $34.3 million, or $1.10 basic and $1.09 diluted earnings per share. Comparatively, for the three months ended September 30, 2008 net income was $63.0 million or $2.00 basic and $1.99 diluted earnings per share.

EBITDA was $72.5 million for the three months ended September 30, 2009 versus $93.2 million for the three months ended September 30, 2008.

Robert Gerald Buchanan, President, commented, “Our strong performance for the third quarter highlights management’s success in locking away a large portion of our fleet on long-term time charters with a diverse group of leading multi-national companies. Currently, we have approximately 75% of our fleet's available days secured on contracts for the remainder of 2009 and 45% in 2010. Genco’s sizeable contracted revenue streams provide shareholders with a high degree of earnings visibility while maintaining the ability to benefit from future rate increases. As we remain focused on executing our time charter strategy, we will seek to continue to deliver service that meets the highest operational standards for our leading customers.”

Genco Shipping & Trading Limited revenues decreased 13.7% to $92.9 million for the three months ended September 30, 2009 versus $107.6 million for the three months ended September 30, 2008 due to lower charter rates achieved for some of our vessels.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet decreased 21.9% to $30,743 per day for the three months ended September 30, 2009 compared to $39,349 for the three months ended September 30, 2008. The decrease in TCE rates resulted from lower charter rates achieved in the third quarter of 2009 versus the third quarter of 2008 for five of the Panamax vessels, six of the Supramax and Handymax vessels, and five of the Handysize vessels in our current fleet. Furthermore, lower TCE rates were achieved in the third quarter of 2009 versus the same period last year due to the comparatively lower revenue from the profit sharing agreements on two of our Capesize vessels. This was slightly offset by higher revenues on one of our Handymax vessels.

Total operating expenses increased to $42.7 million for the three months ended September 30, 2009 from $36.9 million for the three month period ended September 30, 2008 due to higher vessel operating expenses, management fees and depreciation and amortization related to the operation of a larger fleet. Vessel operating expenses were $14.8 million for the third quarter of 2009 compared to $11.5 million for the same period last year. The increase in vessel operating expenses was due to the operation of a larger fleet, higher crewing expenses, as well as the operation of more Capesize vessels for the third quarter of 2009 versus the same period last year. We expect our vessel operating expenses, which generally represent variable costs, to further increase as a result of the expansion of our fleet as well as general inflation associated with costs of insurance, crewing, lube oil and spare parts.

Depreciation and amortization expenses increased to $22.3 million for the third quarter of 2009 from $18.8 million for the third quarter of 2008 as a result of the growth of our fleet. General and administrative expenses decreased to $3.8 million from $4.1 million during the comparative periods due to a decrease in costs associated with employee non-cash compensation, and other administrative costs. Management fees were $0.9 million for the three months ended September 30, 2009 and $0.7 million for the three months ended September 30, 2008, respectively, and relate to fees paid to our independent technical managers.

Daily vessel operating expenses, or DVOE, grew to $4,878 per vessel per day during the third quarter of 2009 from $4,187 for the same quarter last year as a result of higher crew and insurance expenses as well as the operation of a greater number of Capesize vessels. Daily vessel operating expenses year to date have been below budget due to the timing of purchases of spare parts as well as lower than anticipated crew costs. We believe daily vessel operating expenses are best measured for comparative purposes over a 12-month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical managers and management’s expectations, our 2009 DVOE budget is $5,350 per vessel per day on a weighted average basis.

John C. Wobensmith, Chief Financial Officer, commented, “During the third quarter, Genco further strengthened its leadership position by taking delivery of two Capesize newbuildings. Drawing upon our considerable financial strength, we intend to take delivery of our remaining Capesize newbuilding during the fourth quarter of 2009. As we continue to execute our growth strategy, we expect to increase the earnings power of our modern fleet and capitalize on the positive long-term demand for essential commodities in China, India and other developing countries. Management remains committed to actively consolidating the drybulk industry as we have consistently done since going public in July of 2005. In pursuing future growth opportunities, we intend to maintain our disciplined approach by adhering to a strict set of return criteria related to earnings and cash flow accretion as well as return on capital hurdles.”

Financial Review: Nine Months 2009

Net income was $113.1 million or $3.62 basic and $3.60 diluted earnings per share for the nine months ended September 30, 2009, compared to $197.9 million or $6.60 basic and $6.56 diluted earnings per share for the nine months ended September 30, 2008. Included in net income for the nine months ended September 30, 2008 is a $26.2 million gain from the sale of the Genco Trader, $7.0 million of income received from our investment in stock of Jinhui Shipping and Transportation Limited, and a loss from derivative instruments of $2.0 million. Revenues decreased to $283.3 million for the nine months ended September 30, 2009 compared to $303.8 million for the nine months ended September 30, 2008. EBITDA was $222.5 million for the nine months ended September 30, 2009 versus $283.2 for the nine months ended September 30, 2008. TCE rates obtained by the Company decreased to $32,044 per day for the nine months ended September 30, 2009 from $38,742 for the same period in 2008. Total operating expenses were $124.7 million for the nine months ended September 30, 2009 compared to $77.1 for the nine months ended September 30, 2008, and daily vessel operating expenses per vessel were $4,789 versus $4,279 for the comparative periods.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the nine months ended September 30, 2009 and 2008 was $166.3 million and $207.4 million, respectively. The decrease in cash provided by operating activities was primarily due to a decrease in cash flows generated by the operation of our fleet due to lower charter rates and higher operating expenses. In addition, cash paid for interest increased by $7.2 million during the nine months ended September 30, 2009 as a result of an increase in the debt outstanding under the Company’s 2007 Credit Facility. During the nine months ended September 30, 2008, a $26.2 million gain on sale of vessels was recognized from the sale of the Genco Trader and $7.0 million of income was received from our investment in stock of Jinhui Shipping and Transportation Limited.

Net cash used in investing activities for the nine months ended September 30, 2009 and 2008 was $210.1 million and $426.3 million, respectively.  The decrease was primarily due to decreases in cash used for the purchase of vessels and deposits on vessels offset by a decline in cash provided by the sale of vessels. For the nine months ended September 30, 2009, cash used in investing activities primarily related to the purchase of vessels in the amount of $191.5 million and deposits of restricted cash in the amount of $17 million. For the nine months ended September 30, 2008, net cash used in investing activities primarily related to the purchase of vessels in the amount of $412.0 million as well as deposits on vessels in the amount of $57.4 million and the purchase of short term investments of $10.3 million, offset by the proceeds from the sale of the Genco Trader in the amount of $43.1 million and $7.0 million of income received from our investment in Jinhui Shipping and Transporation Limited.

Net cash provided by financing activities was $162.6 million during the nine months ended September 30, 2009 as compared to $289.8 million during the nine months ended September 30, 2008. The $127.2 million decrease in net cash provided by financing activities was primarily due to the issuance of common stock in the amount of $195.6 million, completed during the nine month period last year, and was offset by $85.6 million of cash dividends paid during the same period. For the nine months ended September 30, 2009 cash provided by financing activities consisted of $166.2 million of proceeds from the 2007 credit facility slightly offset by $3.5 million of deferred financing costs. For the same period last year, net cash provided by financing activities consisted of the drawdown of $461.5 million related to the purchase of vessels and $195.6 million in net proceeds from our May 2008 follow-on offering. These inflows were offset by the repayment of $268.0 million under the 2007 credit facility and the payment of cash dividends of $85.6 million.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. Our current fleet consists of eight Capesize, eight Panamax, four Supramax, six Handymax and eight Handysize vessels, with an aggregate carrying capacity of approximately 2,734,000 dwt. After the expected delivery of the Genco Claudius, the last of the vessels that the Company has agreed to acquire, Genco Shipping & Trading Limited will own a fleet of 35 drybulk vessels, consisting of nine Capesize, eight Panamax, four Supramax, six Handymax and eight Handysize vessels, with an aggregate carrying capacity of approximately 2,905,000 dwt.

In addition to acquisitions that we may undertake in future periods, we will incur additional capital expenditures due to special surveys and drydockings for our fleet. We estimate that one of our vessels will be drydocked in the fourth quarter of 2009. We further anticipate that nine of our vessels will be drydocked in 2010.

We estimate our drydocking costs for our fleet through 2010 to be:

	Q4 2009	2010
Estimated Costs (1)	$0.6 million	$5.1 million
Estimated Offhire Days (2)	20	160

 (1) Estimates are based on our budgeted cost of drydocking our vessels in China.  Actual costs will vary based on various factors, including where the drydockings are actually performed.  We expect to fund these costs with cash from operations.

(2) Assumes 20 days per drydocking per vessel.  Actual length will vary based on the condition of the vessel, yard schedules and other factors. Two of the Capesize vessels drydocking in 2010 are anticipated to complete the required maintenance in only ten days.

The Genco Beauty, Reliance and Warrior completed their drydockings during the third quarter of 2009 at an aggregate cost of approximately $1.5 million. The vessels were on planned offhire for 35 days in connection with their scheduled drydocking.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited's selected consolidated financial and other data for the periods indicated below.

	Three Months Ended		Nine Months Ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
	(Dollars in thousands, except share and per share data)		(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
INCOME STATEMENT DATA:
Revenues	$ 92,949	$ 107,557	$ 283,301	$ 303,798

Operating expenses:
Voyage expenses	1,002	1,748	3,866	3,216
Vessel operating expenses	14,766	11,509	42,235	33,615
General and administrative expenses	3,782	4,133	11,775	12,975
Management fees	878	712	2,620	2,050
Depreciation and amortization	22,297	18,840	64,179	51,453
Gain on sale of vessel	-	-	-	(26,227)
Total operating expenses	42,725	36,942	124,675	77,082

Operating income	50,224	70,615	158,626	226,716

Other (expense) income:
Income from investment	-	4,410	-	7,001
Other expense	(15)	(629)	(298)	(2,009)
Interest income	104	634	169	1,609
Interest expense	(16,042)	(12,031)	(45,366)	(35,433)
Other (expense):	(15,953)	(7,616)	(45,495)	(28,832)

Net income	$ 34,271	$ 62,999	$ 113,131	$ 197,884

Earnings per share - basic	$ 1.10	$ 2.00	$ 3.62	$ 6.60

Earnings per share - diluted	$ 1.09	$ 1.99	$ 3.60	$ 6.56

Weighted average shares outstanding - basic	31,295,916	31,423,483	31,275,061	29,974,547

Weighted average shares outstanding - diluted	31,473,369	31,610,262	31,420,304	30,166,060

		September 30, 2009	December 31, 2008
BALANCE SHEET DATA:		(unaudited)
Cash & cash equivalents (Including restricted cash)		$ 260,757	$ 124,956
Current assets, including cash		275,125	140,748
Total assets		2,296,140	1,990,006
Current liabilities (inlcuding current portion of long-term debt)		82,063	30,192
Total long-term debt (including current portion)		1,339,500	1,173,300
Shareholders' equity		862,060	696,478

	Nine Months Ended
	September 30, 2009	September 30, 2008
	(unaudited)

Net cash provided by operating activities	$ 166,280	207,426
Net cash used in investing activities	(210,127)	(426,278)
Net cash provided by financing activities	162,648	289,811

	Three Months Ended		Nine Months Ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	34	31	34	31
Average number of vessels (1)	32.9	29.9	32.3	28.7
Total ownership days for fleet (2)	3,027	2,749	8,819	7,856
Total available days for fleet (3)	2,991	2,689	8,720	7,759
Total operating days for fleet (4)	2,976	2,656	8,637	7,693
Fleet utilization (5)	99.5%	98.8%	99.0%	99.1%

AVERAGE DAILY RESULTS:
Time charter equivalent (6)	$ 30,743	39,349	$ 32,044	$ 38,742
Daily vessel operating expenses per vessel (7)	4,878	4,187	4,789	4,279

	Three Months Ended		Nine Months Ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
	(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)		(unaudited)
Net Income	$ 34,271	$ 62,999	$ 113,131	$ 197,884
+ Net interest expense	15,938	11,397	45,197	33,824
+ Depreciation and amortization	22,297	18,840	64,179	51,453
EBITDA(8)	72,506	93,236	222,507	283,161

(1) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.
(2) We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.
(3) We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.
(4) We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.
(5) We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.
(6) We define TCE rates as our net voyage revenue (voyage revenues less voyage expenses) divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Since some vessels were acquired with an existing time charter at a below-market rate, we allocated the purchase price between the vessel and an intangible liability for the value assigned to the below-market charterhire.  This intangible liability is amortized as an increase to voyage revenues over the minimum remaining term of the charter.
(7) We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.
(8) EBITDA represents net income plus net interest expense and depreciation and amortization.  EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers.  Our management uses EBITDA as a performance measure in our consolidating internal financial statements, and it is presented for review at our board meetings.  The Company believes that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing.  EBITDA presents investors with a measure in addition to net income to evaluate the Company’s performance prior to these costs.  EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income, operating income or any other indicator of a company’s operating performance required by U.S. GAAP.  EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows.  The definition of EBITDA used here may not be comparable to that used by other companies.

Genco Shipping & Trading Limited’s Fleet

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Genco Shipping & Trading Limited currently owns a fleet of 34 drybulk vessels and after the expected delivery of the Genco Claudius the last of the vessels that the Company has agreed to acquire, Genco Shipping & Trading Limited will own a fleet of 35 drybulk vessels, consisting of nine Capesize, eight Panamax, four Supramax, six Handymax and eight Handysize vessels, with an aggregate carrying capacity of approximately 2,905,000 dwt.

Our current fleet consists of eight Capesize, eight Panamax, four Supramax, six Handymax and eight Handysize drybulk carriers with an aggregate carrying capacity of approximately 2,734,000 dwt. Our current fleet contains nine groups of sister ships, which are vessels of virtually identical sizes and specifications. We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels. As of October 28, 2009, the average age of our current fleet was 6.9 years, as compared to the average age for the world fleet of approximately 15 years for the drybulk shipping segments in which we compete. The majority of the vessels in our current fleet are currently on long-term time charters with an average remaining life of approximately 10 months as of October 28, 2009.

The following table reflects the current employment of Genco's current fleet as well as the employment or other status of vessels expected to join Genco's fleet:
Vessel	Year Built	Charterer	Charter Expiration (1)	Cash Daily Rate (2)	Net Revenue Daily Rate (3)	Expected Delivery (4)

Capesize Vessels
Genco Augustus	2007	Cargill International S.A.	December 2009	45,263	62,750	-
Genco Tiberius	2007	Cargill International S.A.	January 2010	45,263	62,750	-
Genco London	2007	SK Shipping Co., Ltd	August 2010	57,500	64,250	-
Genco Titus	2007	Cargill International S.A.	September 2011	45,000(5)	46,250	-
Genco Constantine	2008	Cargill International S.A.	August 2012	52,750(5)		-
Genco Hadrian	2008	Cargill International S.A.	October 2012	65,000(5)		-
Genco Commodus	2009	Morgan Stanley Capital Group Inc.	June 2011	36,000		-
Genco Maximus	2009	Cargill International S.A.	December 2009	31,750		-
Genco Claudius	2009(6)	To Be Determined (“TBD”)	TBD	TBD		Q4 2009

Panamax Vessels
Genco Beauty	1999	Cargill International S.A./LD Commodities Suisse, Geneva	Oct 09/Feb 10	15,000/19,125(7)		-
Genco Knight	1999	Swissmarine Services S.A.	January 2010	16,500(8)		-
Genco Leader	1999	Baumarine AS	November 2009	20,742(9)		-
Genco Vigour	1999	C Transport Panamax Ltd.	November 2009	20,000		-
Genco Acheron	1999	Global Chartering Ltd (a subsidiary of ArcelorMittal Group)	July 2011	55,250		-
Genco Surprise	1998	Hanjin Shipping Co., Ltd.	December 2010	42,100		-
Genco Raptor	2007	COSCO Bulk Carriers Co., Ltd.	April 2012	52,800		-
Genco Thunder	2007	Baumarine AS/ Klaveness Chartering	Dec 09/Mar 10	20,079/20,000(10)		-

Supramax Vessels
Genco Predator	2005	Bulkhandling Handymax A/S	April 2010	Spot(11)
Genco Warrior	2005	Hyundai Merchant Marine Co. Ltd.	November 2010	38,750	-
Genco Hunter	2007	Pacific Basin Chartering Ltd.	Oct 09/Jan 10	16,000/17,000(12)	-
Genco Cavalier	2007	Clipper Bulk Shipping NV	November 2009	16,750	-

Handymax Vessels
Genco Success	1997	Korea Line Corporation	February 2011	33,000(13)	-
Genco Carrier	1998	Louis Dreyfus Corporation	March 2011	37,000	-
Genco Prosperity	1997	Pacific Basin Chartering Ltd	June 2011	37,000	-
Genco Wisdom	1997	Hyundai Merchant Marine Co. Ltd.	February 2011	34,500	-
Genco Marine	1996	STX Pan Ocean Co. Ltd.	Nov 09/Feb 10	13,750/15,500(14)	-
Genco Muse	2001	Global Maritime Investments Ltd.	November 2009	15,000

Handysize Vessels
Genco Explorer	1999	Lauritzen Bulkers A/S	January 2010	Spot(15)	-
Genco Pioneer	1999	Lauritzen Bulkers A/S	January 2010	Spot(15)	-
Genco Progress	1999	Lauritzen Bulkers A/S	January 2010	Spot(15)	-
Genco Reliance	1999	Lauritzen Bulkers A/S	October 2010	Spot(15)	-
Genco Sugar	1998	Lauritzen Bulkers A/S	October 2010	Spot(15)	-
Genco Charger	2005	Pacific Basin Chartering Ltd.	November 2010	24,000	-
Genco Challenger	2003	Pacific Basin Chartering Ltd.	November 2010	24,000	-
Genco Champion	2006	Pacific Basin Chartering Ltd.	December 2010	24,000	-

(1) The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course.  Except for the Genco Titus, Genco Constantine, and Genco Hadrian under the terms of each contract, the charterer is entitled to extend the time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire. The charterer of the Genco Titus and Genco Hadrian has the option to extend the charter for a period of one year.  The Genco Constantine has the option to extend the charter for a period of eight months.
(2) Time charter rates presented are the gross daily charterhire rates before third-party commissions ranging from 1.25% to 6.25%. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents’ fees and canal dues.
(3) For the vessels acquired with a below-market time charter rate, the approximate amount of revenue on a daily basis to be recognized as revenues is displayed in the column named “Net Revenue Daily Rate” and is net of any third-party commissions. Since these vessels were acquired with existing time charters with below-market rates, we allocated the purchase price between the respective vessels and an intangible liability for the value assigned to the below-market charterhire.  This intangible liability is amortized as an increase to voyage revenues over the minimum remaining term of the charter.  For cash flow purposes, we will continue to receive the rate presented in the “Cash Daily Rate” column until the charter expires.
(4) Dates for vessels being delivered in the future are estimates based on guidance received from the sellers and/or the respective shipyards.
(5) These charters include a 50% index-based profit sharing component above the respective base rates listed in the table. The profit sharing between the charterer and us for each 15-day period is calculated by taking the average over that period of the published Baltic Cape Index of the four time charter routes, as reflected in daily reports. If such average is more than the base rate payable under the charter, the excess amount is allocable 50% to each of the charterer and us. A third-party brokerage commission of 3.75% based on the profit sharing amount due to us is payable out of our share.
(6) Year built for vessels being delivered in the future are estimates based on guidance received from the sellers and/or the respective shipyards.
(7) We have reached an agreement to charter the vessel for 4 to 6.5 months at a rate of $19,125 per day, less a 5% third-party commission. The vessel is expected to enter into the time charter following the completion of its previous time charter on or about October 29, 2009.
(8) We have extended the short-term time charter for approximately 3.5 to 6.5 months at a rate of $16,500 per day, less a 5% third-party commission. The vessel entered into the time charter following the completion of its previous time charter on October 4, 2009.
(9) We reached an agreement to enter the vessel into the Baumarine Pool with an option to convert the balance period of the charter party to a fixed rate, but only after June 1, 2009. We exercised the option to convert the balance period of the charter party to a fixed rate on June 3, 2009 at a gross rate of $20,742 per day.
(10) We have reached an agreement to charter the vessel for 3.5 to 6 months at a rate of $20,000 per day, less a 5% third-party commission. The vessel is expected to enter into the time charter following the completion of its previous time charter on December 15, 2009.
(11) We entered the vessel into the Bulkhandling Handymax Pool with an option to convert the balance period of the charter party to a fixed rate, but only after January 1, 2009. We extended the charter party by an additional 5 to 7.5 months starting November 5, 2009. In addition to a 1.25% third-party brokerage commission, the charter party calls for a management fee.
(12) We have reached an agreement to extend the time charter contract for this vessel for 3 to 5.5 months at a rate of $17,000 per day less a 5% third-party commission. The extension began following the completion of its previous time charter on October 25, 2009.
(13) We extended the time charter for an additional 35 to 37.5 months at a rate of $40,000 per day for the first 12 months, $33,000 per day for the following 12 months, $26,000 per day for the next 12 months and $33,000 per day thereafter less a 5% third-party commission. In all cases, the rate for the duration of the time charter will average $33,000 per day. For purposes of revenue recognition, the time charter contract is reflected on a straight-line basis at approximately $33,000 per day for 35 to 37.5 months in accordance with U.S. GAAP.
(14) We have reached an agreement to extend the time charter contract for this vessel for 3 to 5.5 months at a rate of $15,500 per day less a 5% third-party commission. The extension is expected to commence following the completion of its current time charter on or about November 11, 2009.
(15) We have reached an agreement to enter these vessels into a spot pool managed by Lauritzen Bulkers beginning at the expiration of their current time charters in August 2009. Under the pool agreement, we can withdraw up to three vessels with three months’ notice until December 31, 2009 and the remaining two vessels with 12 months’ notice. After December 31, 2009, we can withdraw up to two vessels with three months’ notice and the remaining three vessels with 12 months’ notice.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Genco Shipping & Trading Limited currently owns a fleet of 34 drybulk vessels consisting of eight Capesize, eight Panamax, four Supramax, six Handymax and eight Handysize vessels, with an aggregate carrying capacity of approximately 2,734,000 dwt. After the expected delivery of one additional vessel the Company has agreed to acquire, Genco Shipping & Trading Limited will own a fleet of 35 drybulk vessels, consisting of nine Capesize, eight Panamax, four Supramax, six Handymax and eight Handysize vessels, with an aggregate carrying capacity of approximately 2,905,000 dwt.

Conference Call Announcement

Genco Shipping & Trading Limited announced that it will hold a conference call on Thursday, October 29, 2009 at 8:30 a.m. Eastern Time, to discuss its 2009 third quarter financial results.  The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (800) 344-6698 or (785) 830-7979 and enter passcode 6514558.  A replay of the conference call can also be accessed available through Thursday, November 12, 2009 at (888) 203-1112 or (719) 457-0820 and entering the passcode 6514558. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) changes in demand or rates in the drybulk shipping industry; (ii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iii) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (iv) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (v) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, repairs, maintenance and general and administrative expenses; (vi) the adequacy of our insurance arrangements; (vii) changes in general domestic and international political conditions; (viii) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (ix) the number of offhire days needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims including offhire days; (x) the Company’s acquisition or disposition of vessels; (xi) the fulfillment of the closing conditions under, or the execution of customary additional documentation for, the Company’s agreement to acquire one drybulk vessel; (xii) the completion of definitive documentation with respect to time charters; (xiii) charterers’ compliance with the terms of their charters in the current market environment; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Reports on Form 10-K for the year ended December 31, 2008 and its reports on Form 10-Q and Form 8-K.